EXHIBIT 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma combined balance sheet and statements of operations are presented to give effect to the acquisition of Standard Microsystems Corporation (“Target”) by Microchip Technology Incorporated (“Company”). The pro forma information was prepared based on the historical financial statements and related notes of the Company and Target (which are incorporated by reference in this document), as adjusted for the pro forma impact of applying the purchase method of accounting in accordance with Generally Accepted Accounting Principles in the United States (“US GAAP”). The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable. The allocation of the purchase price of the Target acquisition reflected in these unaudited pro forma combined financial statements has been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed. The pro forma adjustments are therefore preliminary and have been prepared to illustrate the estimated effect of the acquisition.
The unaudited pro forma combined balance sheet has been prepared to reflect the transaction as of June 30, 2012. The unaudited pro forma combined statements of operations combine the results of operations of the Company and Target for the fiscal year ended March 31, 2012 and the three months ended June 30, 2012 as if the transaction had occurred on April 1, 2011.
The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had the Company and Target been a combined company during the respective periods presented. These unaudited pro forma combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements and related notes included in its Form 10-K for the fiscal year ended March 31, 2012 filed on May 30, 2012 and in its Form 10-Q for the period ended June 30, 2012 filed on August 9, 2012 as well as Target’s historical consolidated financial statements and related notes included in its Form 10-K for the fiscal year ended February 29, 2012 filed on April 23, 2012 and in its Form 10-Q for the period ended May 31, 2012 filed on July 3, 2012.
The unaudited pro forma combined financial statements were prepared using the purchase method of accounting with the Company treated as the acquiring entity. Accordingly, the aggregate value of the consideration paid by the Company to complete the acquisition will be allocated to the assets acquired and liabilities assumed from Target based upon their estimated fair values on the closing date of the acquisition. As of the date of this Form 8-K/A, the Company has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed from Target and the related allocations of purchase price, nor has the Company identified all adjustments necessary to conform Target’s accounting policies to the Company’s accounting policies. Additionally, a final determination of the fair value of assets acquired and liabilities assumed from Target will be based on the actual net tangible and intangible assets and liabilities of Target that existed as of the closing date. Accordingly, the pro forma purchase price adjustments presented herein are preliminary, and may not reflect any final purchase price adjustments made. These pro forma purchase price adjustments have been made solely for the purpose of providing the unaudited pro forma combined financial statements required pursuant to Item 9.01 of Form 8-K.  The Company estimated the fair value of Target’s assets and liabilities based on discussions with Target’s management, due diligence and preliminary work performed by third-party valuation specialists. As the final valuations are being performed, increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments, which may result in material differences from the information presented herein.
The Company expects to incur costs and realize benefits associated with integrating the operations of the Company and Target.  The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies.

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
PRO FORMA COMBINED BALANCE SHEET
(in thousands, except share and per share amounts)
(unaudited)
ASSETS

	Microchip	SMSC	Total		Pro Forma
	June 30,	May 31,	Pro Forma		June 30,
	2012	2012	Adjustments		2012
Cash and cash equivalents	$779,848	$161,824	$(312,701)	(a)	$628,971
Short-term investments	881,913	-	-		881,913
Accounts receivable, net	174,685	60,399	-		235,084
Inventories	221,481	37,623	50,000	(b)	309,104
Prepaid expenses	25,588	-	-		25,588
Deferred tax assets	94,968	19,610	4,000	(c)	118,578
Other current assets	50,815	9,496	-		60,311
Total current assets	2,229,298	288,952	(258,701)		2,259,549

Property, plant and equipment, net	506,229	62,063	-		568,292
Long-term investments	159,476	27,647	-		187,123
Goodwill	102,193	113,050	31,042	(d)	246,285
Intangible assets, net	110,257	27,960	490,840	(e)	629,057
Other assets	37,387	11,790	-		49,177
Total assets	$3,144,840	$531,462	$263,181		$3,939,483

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$52,646	$21,354	$-		$74,000
Accrued liabilities	86,550	79,209	(26,982)	(f)	138,777
Deferred income on shipments to distributors	110,793	18,659	(18,659)	(g)	110,793
Total current liabilities	249,989	119,222	(45,641)		323,570

Junior convertible debentures	357,355	-	-		357,355
Long-term income tax payable	73,261	-	58,622	(c)	131,883
Deferred tax liability	416,980	-	35,000	(c)	451,980
Line of credit	-	-	600,000	(a)	600,000
Other long-term liabilities	29,265	20,540	-		49,805

Stockholders' equity:
Preferred stock	-	-	-		-
Common stock	194	2,898	(2,898)	(h)	194
Additional paid-in capital	1,269,607	399,833	(392,933)	(h)	1,276,507
Retained earnings	1,510,326	120,790	(120,790)	(h)	1,510,326
Accumulated other comprehensive income (loss)	2,963	1,585	(1,585)	(h)	2,963
Treasury stock, at cost	(765,100)	(133,406)	133,406	(h)	(765,100)
Total stockholders' equity	2,017,990	391,700	(384,800)		2,024,890
Total liabilities and stockholders' equity	$3,144,840	$531,462	$263,181		$3,939,483

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
PRO FORMA COMBINED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Microchip Twelve Months Ended March 31,	SMSC Twelve Months Ended February 29,	Total Pro Forma Adjustments		Pro Forma Twelve Months Ended March 31,
	2012	2012			2012
Net sales	$1,383,176	$412,104	$(10,000)	(a)	$1,785,280
Cost of sales	590,782	196,446	71,371	(b)	858,599
Gross profit	792,394	215,658	(81,371)		926,681

Operating expenses:
Research and development	182,650	100,350	5,543	(c)	288,543
Selling, general and administrative	212,391	86,706	44,874	(d)	343,971
Special charges	837	608	-		1,445
	395,878	187,664	50,417		633,959

Operating income	396,516	27,994	(131,788)		292,722
Losses on equity method investments	(195)	-	-		(195)
Other income (expense):
Interest income	17,992	301	-		18,293
Interest expense	(34,266)	(155)	(12,000)	(e)	(46,421)
Other, net	(352)	86	-		(266)
Income before income taxes	379,695	28,226	(143,788)		264,133
Income tax provision	42,990	17,564	(19,964)	(f)	40,590
Net income	$336,705	$10,662	$(123,824)		$223,543

Basic net income per common share	$1.76				$1.16
Diluted net income per common share	$1.65				$1.09
Basic common shares outstanding	191,283				192,083
Diluted common shares outstanding	203,519				204,319

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
PRO FORMA COMBINED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Microchip Three Months Ended June 30,	SMSC Three Months Ended May 31,	Total Pro Forma Adjustments		Pro Forma Three Months Ended June 30,
	2012	2012			2012
Net sales	$352,134	$103,078	$-		$455,212
Cost of sales	149,055	46,902	4,143	(b)	200,100
Gross profit	203,079	56,176	(4,143)		255,112

Operating expenses:
Research and development	48,826	31,956	(5,296)	(c)	75,486
Selling, general and administrative	57,920	44,202	(12,386)	(d)	89,736
Special charges	-	(794)	-		(794)
	106,746	75,364	(17,682)		164,428

Operating income	96,333	(19,188)	13,539		90,684
Losses on equity method investments	(121)	-	-		(121)
Other income (expense):
Interest income	4,332	40	-		4,372
Interest expense	(9,148)	(28)	(3,000)	(e)	(12,176)
Other, net	(532)	(70)	-		(602)
Income before income taxes	90,864	(19,246)	10,539		82,157
Income tax provision	12,154	(2,083)	3,185	(f)	13,256
Net income	$78,710	$(17,163)	$7,354		$68,901

Basic net income per common share	$0.41				$0.35
Diluted net income per common share	$0.39				$0.34
Basic common shares outstanding	193,452				194,252
Diluted common shares outstanding	203,700				204,500

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Adjustments to the pro forma combined balance sheet:

(a) This pro forma adjustment reflects the pro forma amount of cash paid for the transaction, less $600.0 million financed through the Company's existing line of credit.

(b) The pro forma adjustment to inventory reflects the fair value write-up of acquired inventory at the assumed acquisition date of approximately $50.0 million.

(c) The pro forma adjustments to deferred tax assets, long-term income taxes payable and deferred tax liabilities reflect the combination of the Company and the Target and the assessment of the tax attributes and tax liability exposure of the Target as of the assumed acquisition date.

(d) The pro forma adjustments to goodwill include the reversal of the Target's May 31, 2012 historical goodwill balance of approximately $113.0 million and the addition of approximately $144.0 million of goodwill as a result of the pro forma purchase price allocation.

(e) The intangible asset pro forma adjustments includes the reversal of the Target's May 31, 2012 historical intangible assets related to prior SMSC acquisitions of approximately $28.0 million and the addition of approximately $518.8 million as a result of the pro forma purchase price allocation.

(f) The pro forma adjustment to accrued liabilities includes the elimination of the Target's historical May 31, 2012 liability for stock appreciation rights in the amount of approximately $40.5 million, based upon the issuance of equity-based awards. Also included in the pro forma adjustment to accrued liabilities is approximately $13.5 million of estimated credits to be granted to distributors on the deferred margin adjustments described in (g) below.

(g) The pro forma adjustment to deferred income on shipments to distributors reflects the approximate amount of deferred margin recognized by the Target at May 31, 2012 which the Company will not recognize subsequent to the acquisition.

(h) The pro forma adjustments to equity includes the elimination of the Target's May 31, 2012 stockholders' equity amounts less approximately $6.9 million of transaction consideration related to pre-combination services of the Target's employee unvested shares converted to the Company's shares.

Adjustments to the pro forma combined statements of income:

(a) The pro forma adjustment to net sales reflects the reversal of revenue recognition for the sell-through of inventory held by the Target's distributors as of the assumed transaction date. The cost of sales related to this adjustment is noted in adjustment (b) below.

(b) The cost of sales pro forma adjustments are as follows:

	Twelve months ended March 31, 2012	Three months ended June 30, 2012
	(in thousands)
Estimate of the fair value write-up of acquired inventory and its subsequent sale after the acquisition date	$50,000	$—
Elimination of Target's historical share-based compensation expense	(661)	(2,158)
Addition of Company's share-based compensation for converted equity awards	2,252	356
Estimated amortization of acquired intangible assets	23,780	5,945
Cost of sales on distributor revenue recognition reversal	(4,000)	—
Total pro forma cost of sales adjustments	$71,371	$4,143

(c) The research and development expense pro forma adjustments are as follows:

	Twelve months ended March 31, 2012	Three months ended June 30, 2012
	(in thousands)
Elimination of Target's historical share-based compensation expense	$(2,486)	$(7,242)
Addition of Company's share-based compensation for converted equity awards	8,029	1,946
Total pro forma research and development expense adjustments	$5,543	$(5,296)

(d) The selling, general and administrative expenses pro forma adjustments are as follows:

	Twelve months ended March 31, 2012	Three months ended June 30, 2012
	(in thousands)
Elimination of Target's historical share-based compensation expense	$(5,055)	$(18,601)
Addition of Company's share-based compensation for converted equity awards	10,909	1,360
Estimated amortization of acquired intangible assets	39,020	4,855
Total pro forma selling, general and administrative expense adjustments	$44,874	$(12,386)

(e) The pro forma adjustment to interest expense relates to the interest charge on loans from the Company's existing credit facility as a result of the transaction. The interest was calculated using a 2% interest rate on $600 million of borrowings against the line of credit.

(f) The pro forma adjustments to income tax expense are as follows:

	Assumed tax rate applied		Twelve months ended March 31, 2012	Three months ended June 30, 2012
	(in thousands, except tax rates)
Estimate of the fair value write-up of acquired inventory and its subsequent sale after the acquisition date	25%	(1)	$(12,500)	$—
Elimination of Target's historical share-based compensation expense	25%	(1)	1,263	4,650
Addition of Company's share-based compensation for converted equity awards	25%	(1)	(2,727)	(340)
Deferred margin adjustment	25%	(1)	(1,500)	—
Interest expense on line of credit	37.5%	(2)	(4,500)	(1,125)
Total pro forma cost of sales adjustments			$(19,964)	$3,185

(1) 25% is the assumed tax rate of the Target's ongoing business activities.
(2) 37.5% is the assumed combined U.S. federal and state tax rate of the Target.